Exhibit 99.1

PRESS RELEASE

For Immediate Release

Cowen and Company Names Greg Malcolm as Executive Vice Chairman and
Donald Meltzer as Head of Investment Banking

New York, October 26, 2006 — Cowen and Company (NASDAQ:COWN) announced today the promotion of Greg Malcolm to Executive Vice Chairman and the hiring of Donald Meltzer as the new Head of Investment Banking, both effective immediately.

Mr. Malcolm will be based in New York and will work with Kim Fennebresque, Chairman and CEO of Cowen and Company, in managing the company operations.

“Greg has been an exemplary leader in our Investment Banking Department over the past six years and his proven track record makes him an excellent fit for this new position. I am delighted to have him work along side me in managing our operations and developing and implementing our strategic vision for growth,” said Mr. Fennebresque.

In his new appointment as Head of Investment Banking, Mr. Meltzer will become a member of the firm’s operating committee and will report to Kim Fennebresque. Mr. Meltzer spent more than 20 years at Credit Suisse First Boston in various senior positions both in the U.S. and Europe, including Head of Global M&A, Head of Global Health Care and Head of European M&A. He most recently served as Co-Head of Investment Banking at Dresdner Kleinwort Wasserstein.

Mr. Meltzer has advised on a number of major transactions during the course of his career. Most recently, he represented Schering in its defense against Merck’s unsolicited takeover bid, resulting in the agreed sale of Schering to Bayer for greater than $20 billion. In the past, Mr. Meltzer represented W.R. Grace on its disposition of both its Cryovac food packaging business to Sealed Air and its National Medical Care dialysis business to Fresenius with each transaction approximating $5 billion in value. He also advised on all of the major transactions leading to the creation of Synthes, the largest orthopedic trauma company globally with a value of approximately $12 billion. In addition, Mr. Meltzer has been active in a number of important midsized transactions including the sale of i-STAT, the largest point of care diagnostic company, to Abbott Laboratories.

“I am also extremely pleased to welcome Don Meltzer to the firm,” added Mr. Fennebresque. “Hiring Don represents an important step for Cowen and Company. He has been a major figure on the M&A landscape for many years. His strong transaction experience, when combined with his extensive relationships in the health care arena, should allow him to add significant value to our banking effort. His professional profile reinforces our commitment not only to the health care sector but also to the M&A product across our entire banking platform.”

Cowen and Company, LLC

Cowen and Company, LLC is a wholly owned subsidiary of Cowen Group Inc., a mid-sized, publicly traded investment bank dedicated to providing superior research, sales and trading and investment banking services to companies and institutional investors in key growth sectors of the economy, primarily Healthcare, Technology, Media and Telecommunications, and Consumer. Cowen and Company, LLC is a registered broker dealer and a member of SIPC.

For further information, contact:

Jean Calleja, Cowen and Company Media Relations - Tel: 646-562-1888